Exhibit 99.1

XM Satellite Radio Tops Six Million Subscribers

Nation’s Number One Satellite Radio Company Extends

Lead Over Competitor

XM Projects More Than Nine Million Customers by Year-End 2006 on Strength of Powerful Content Lineup

and New Breakthrough Products

WASHINGTON and LAS VEGAS, Jan. 4 /PRNewswire-FirstCall/ — XM Satellite Radio, the nation’s leading satellite radio company, today announced that it has more than six million subscribers, and projected it will end 2006 with more than nine million subscribers on the strength of breakthrough products introduced today at the Consumer Electronics Show, its powerful content lineup and growth in the factory-installed new car market. XM extended its lead over its competitor in 2005 by adding 2.7 million net new subscribers, and expects more than three million net new subscribers in 2006.

The latest XM subscriber numbers come as the company launches the most innovative and highly anticipated products in its history: the world’s first portable, handheld devices that receive live satellite radio programming and play MP3 music, combining the two most popular forms of audio entertainment of the past 20 years.

“XM added a record number of new subscribers in 2005, representing 84 percent growth over prior year ending subscribers,” said Hugh Panero, President and CEO, XM Satellite Radio. “We have more than six million subscribers today, and we expect to reach more than nine million subscribers by the end of 2006.”

XM also had a record holiday selling season with more radios sold as Christmas gifts than ever before. More than 85 percent of XM’s nearly 900,000 net new subscribers during the fourth quarter of 2005 came from retail sales. XM ended 2005 with 5,933,000 subscribers, not including radios purchased as Christmas gifts that were not activated before December 31 and will be activated during the first quarter of 2006.

XM today joined world-class consumer electronics manufacturers Samsung and Pioneer in unveiling the portable Pioneer Inno XM2go and the Samsung Helix XM2go satellite radios. These wearable devices represent an enormous breakthrough in portable audio, giving consumers the power to play live XM on the go, as well as MP3s, WMA files, and stored XM content. The user can even bookmark songs heard on XM, connect the device to the PC, and purchase bookmarked songs from the XM + Napster online service.

“For the first time ever, you can listen to XM live and play your MP3s on a single, handheld device,” Panero said. “This is a major milestone for both satellite radio and MP3, and it promises to fundamentally change the way people enjoy their music. For music fans, these products from Pioneer and Samsung offer the very best of both worlds: XM and MP3 on the go.”

The Inno and Helix are the latest example of the cutting-edge technology that has helped make XM the market leader in satellite radio. This technological superiority complements XM’s award-winning, industry-leading programming, which offers the most commercial-free music, premier sports, news, talk and entertainment programming on satellite radio. Exclusive shows on XM include one-of-a-kind music programs hosted by music legend Bob Dylan, hip-hop superstars Snoop Dogg and Ludacris, rock hero Tom Petty, and jazz giant Wynton Marsalis. XM is also the exclusive satellite radio home for Public Radio icon Bob Edwards, Opie & Anthony, Air America, Major League Baseball, World Cup, NASCAR, “Good Morning America Radio,” and “The Ellen DeGeneres Show.”

About XM Satellite Radio

XM (Nasdaq: XMSR) is America’s number one satellite radio service with more than six million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville at the Country Music Hall of Fame, XM offers 160 digital channels of choice from coast to coast: the most commercial-free music, premier sports, talk, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan, Porsche, and Volkswagen/Audi, is available in more than 130 different vehicle models for 2006. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-Q filed with the Securities and Exchange Commission on 11-07-05. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.